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                                                                    EXHIBIT 21.1



SUBSIDIARIES OF THE REGISTRANT

Acme Packet HK Ltd., a limited company organized under the laws of Hong Kong. 100% owned by Acme Packet, Inc.

Acme Packet Japan KK, a corporation organized under the laws of Japan. 100% owned by Acme Packet, Inc.

Acme Packet Securities Corp., a corporation organized under the laws of the Commonwealth of Massachusetts.
100% owned by Acme Packet, Inc.

Acme Packet UK Ltd., a limited company organized under the laws of the United Kingdom.
100% owned by Acme Packet, Inc.